Exhibit 99.1

Scripps outperforms on Q3 revenue, EBITDA on the strength of core advertising, networks results
The company raises free cash flow guide for second time this year due to successful ION integration combined with local sales execution

Nov. 5, 2021

CINCINNATI – In the third quarter of 2021, The E.W. Scripps Company (NASDAQ: SSP) reported 18% year-over-year, adjusted combined increases in both local core and national networks advertising revenue, fueled by strong sales execution in the midst of the return of the advertising marketplace.

Highlights:
•Local Media core advertising in Q3 surpassed third-quarter 2019 levels, driven by significant new business, demand for our connected TV advertising products and the rise of the sports betting category.
•Scripps Networks delivered adjusted-combined revenue growth of 18% in the quarter and is on track to deliver a margin of 40% for the full year as its bundled national networks resonate with general market and direct-response advertisers.
•Scripps’ longtime national news network Newsy is now available free over-the-air to 92% of U.S. television homes in addition to its ubiquitous distribution on connected TV (CTV) platforms, streaming services and free ad-supported (FAST) services such as Sony TV Plus and Pluto. On Oct. 1, Newsy became the only free ad-supported news network available on connected TV and over the air.
•The Scripps National Spelling Bee will air its televised national finals exclusively on the ION and Bounce networks in primetime on June 2, 2022. For the first time as a televised event, the nearly 100-year-old iconic American educational program will be available everywhere, to everyone with a TV --- free over the air, on cable and satellite and on connected televisions and streaming services.
•Scripps made a $10 million investment in esports company Misfits Gaming Group. The investment allows Scripps to distribute Misfits’ content through its linear and over-the-top television platforms in Florida and across the U.S. The partnership between Scripps and Misfits also will increase Florida advertisers’ access to Misfits’ large and growing young esports and gaming audiences.
•The company has paid down $500 million of debt year to date through Sept. 30 and intends to use excess cash flow to pay down additional debt in future quarters.

“Investors should take note of the growing financial value of our differentiated strategy, focused on leadership in the free television marketplace. In a year without a major national election season, we again raised our free cash flow guidance range for this year – from $240 million to $260 million up to $255 million to $265 million– driven by the strength of our local and national brands, sales execution and the rebounding advertising marketplace,” Scripps President and CEO Adam Symson said.

“We’ve made fast work of the transformation of the company after the ION acquisition and expanded our portfolio, now with nine national networks that reach more than 90% of the nation’s 122 million TV households – most recently with the relaunch of Newsy over the air in addition to being on all major connected TV platforms.

“At the same time, Scripps is focused on growing scale in the connected TV marketplace through an aggressive launch schedule for most of our networks on CTV platforms. All 40 of our local news brands are already available through the major CTV platforms, garnering material new revenue that helped us beat Wall Street’s core advertising revenue estimates in the third quarter.

“We continue to place a high priority on our people by fostering inclusive, respectful and rewarding workplaces that drive a high-performance culture and engender employee loyalty in a challenging employee economy. This and all of our strategies position us well for ongoing business growth, future free cash flow generation and the ability to continue reducing our debt.”

Operating results
Effective with the close of the ION acquisition on Jan. 7, the company realigned its internal reporting structure and changed the reporting of its businesses’ operating results to reflect this new structure. Operating results are now reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment is comprised of our nine national networks. The operating results of our divested Triton business and the other businesses that were reported in our National Media segment are aggregated into the Other segment caption.

Unless otherwise indicated, all comparisons below are to as-reported results.

Total third-quarter company revenue was $555 million, an increase of 13% or $62 million from the prior-year quarter, reflecting the impact of the ION acquisition.

Costs and expenses for segments, shared services and corporate were $427 million, up from $350 million in the year-ago quarter, reflecting the impact of the ION acquisition and higher affiliation fees for both our broadcast television stations and national networks.

Income from continuing operations attributable to the shareholders of Scripps was $45.8 million or 49 cents per share. Pre-tax costs for the quarter included acquisition and related integration costs of $251,000 and $1.9 million of restructuring costs. We had a $32.6 million gain on the sale of our Denver KMGH television station building. These items increased income from continuing operations by $22.9 million, net of taxes, or 25 cents per share. In the prior-year quarter, income from continuing operations was $64 million or 76 cents per share. Pre-tax costs for the prior-year quarter included $10.9 million of acquisition and related integration costs that decreased income by $8.2 million, net of taxes, or 10 cents per share.

Third-quarter 2021 as-reported results by segment compared to prior-period amounts:

Local Media
Revenue from Local Media was $331 million, down 19%.

Core advertising revenue increased 10% to $167 million.

Political revenue was $7.1 million, compared to $96.4 million in the prior-year quarter, which included a presidential election race.

Retransmission revenue decreased 1.2% to $153 million.

Segment expenses increased 2.6% to $266 million, primarily driven by network affiliation fees.

Segment profit was $65.4 million, compared to $148 million in the year-ago quarter.

Scripps Networks
Third-quarter revenue from Scripps Networks was $227 million. Expenses for Scripps Networks were $143 million. Segment profit was $83.3 million.

Third-quarter 2021 adjusted-combined results by segment compared to prior-period amounts:
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted-combined basis.

The adjusted-combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2020. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted-Combined Basis
Adjusted-combined revenue from Local Media was $331 million, down $60.1 million or 15% from the prior-year quarter.

Core advertising rose 18% to $167 million. Weakened economic conditions due to the COVID-19 pandemic slowed advertiser spending in 2020.

Political advertising revenue was $96.4 million in the third quarter of 2020, which included a presidential election race, compared to $7.1 million in the current period.

Retransmission revenue increased 1.5%.

Segment expenses increased 9.7%.

Segment profit was $65.4 million, compared to $149 million in the year-ago quarter.

Scripps Networks – Adjusted-Combined Basis
Adjusted-combined revenue from Scripps Networks was $227 million, up $34.3 million or 18% from the prior-year quarter.

Segment expenses increased 11%.

Segment profit was $83.3 million, compared to $63.6 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $106.5 million. That amount includes $34.3 million in proceeds from the sale of the KMGH building in Denver that will be restricted until January 2022. Total debt was $3.3 billion.

On Jan. 7, the company executed an $800 million term loan with its bank group and issued $600 million of series A preferred shares to Berkshire Hathaway, Inc. The proceeds from these transactions, in combination with the $1.05 billion of bonds issued on Dec. 30, 2020, and cash on hand, provided the financing for the ION acquisition. Under the terms of Berkshire Hathaway’s preferred equity investment, Scripps is prohibited from paying dividends and purchasing its shares until all preferred shares are redeemed.

On May 15, the company redeemed $400 million 2025 senior notes for a redemption price equal to 102.563% of the aggregate principal amount. During the year, we made additional principal payments on the 2028 term loan totaling $100 million.

Year-to-date operating results
The following comparisons are for the period ending Sept. 30, 2021:

In 2021, revenue was $1.7 billion, which compares to revenue of $1.3 billion in 2020. Political revenue was $132 million in 2020.

Costs and expenses for segments, shared services and corporate were $1.2 billion, up from
$1 billion in the year-ago period, reflecting the impact of the ION acquisition and higher affiliation fees.

Income from continuing operations attributable to the shareholders of Scripps was $26.3 million or 29 cents per share. The 2021 period included an $81.8 million gain from the sale of Triton, a $13.8 million loss on extinguishment of debt, a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $35.6 million, $9.4 million of restructuring costs and a $32.6 million gain on the sale of our Denver KMGH television station building. These items decreased income from continuing operations by $54.1 million, net of taxes, or 62 cents per share. In the prior-year period, income from continuing operations was $39.3 million or 47 cents per share. Pre-tax costs for the prior year included $16.1 million of acquisition and related integration costs that decreased the income from continuing operations by $12 million, net of taxes, or 15 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2020 on an adjusted-combined basis. Supplemental quarterly adjusted-combined financial results were provided in our 2020 year-end earnings release.

Fourth-quarter 2021
Local Media revenue	Down mid-20s percent range
Local Media expense	Up mid-single-digit percent range
Scripps Networks revenue	Up mid-teens percent range
Scripps Networks expense	Up mid-teens percent range
Shared services and corporate	About $19 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3859521 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time Nov. 5 until midnight Nov. 19. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 2401632.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff, Court TV Mystery, Defy TV and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020

Operating revenues	$555,243	$493,262	$1,661,241	$1,266,368
Segment, shared services and corporate expenses	(426,520)	(350,257)	(1,247,737)	(1,039,028)
Acquisition and related integration costs	(251)	(10,928)	(35,582)	(16,059)
Restructuring costs	(1,872)	—	(9,436)	—
Depreciation and amortization of intangible assets	(42,086)	(26,856)	(122,344)	(80,846)
Gains (losses), net on disposal of property and equipment	31,109	2,012	30,954	(728)
Operating expenses	(439,620)	(386,029)	(1,384,145)	(1,136,661)
Operating income	115,623	107,233	277,096	129,707
Interest expense	(41,013)	(21,387)	(126,905)	(70,184)
Loss on extinguishment of debt	—	—	(13,775)	—
Defined benefit pension plan expense	(264)	(1,261)	(250)	(3,313)
Gains on sale of business	—	—	81,784	—
Losses on stock warrants	—	—	(99,118)	—
Miscellaneous, net	674	1,488	(6,884)	1,050
Income from continuing operations before income taxes	75,020	86,073	111,948	57,260
Provision for income taxes	(16,654)	(22,100)	(48,866)	(17,997)
Income from continuing operations, net of tax	58,366	63,973	63,082	39,263
Income (loss) from discontinued operations, net of tax	332	(5,455)	6,827	(14,597)
Net income	58,698	58,518	69,909	24,666
Preferred stock dividends	(12,577)	—	(36,796)	—
Net income attributable to the shareholders of The E.W. Scripps Company	$46,121	$58,518	$33,113	$24,666

Net income per diluted share of common stock:
Income from continuing operations	$0.49	$0.76	$0.29	$0.47
Income (loss) from discontinued operations	—	(0.07)	0.08	(0.18)
Net income per diluted share of common stock:	$0.50	$0.69	$0.37	$0.29

Weighted average diluted shares outstanding	90,131	82,088	86,902	81,619

See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Effective with the January 7, 2021 close of the ION acquisition, we realigned our internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment, which includes the recently acquired ION business, is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, over-the-top and digital distribution. These operations earn revenue primarily through the sale of advertising.
The operating results of our recently sold Triton business, and the other national businesses that were previously reported in our National Media segment, are aggregated with our remaining business activities in the Other segment caption.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Local Media	$331,316	$407,002	(18.6)%	$968,734	$1,011,879	(4.3)%
Scripps Networks	226,550	72,825		678,945	216,232
Other	1,207	16,668	(92.8)%	24,378	47,816	(49.0)%
Intersegment eliminations	(3,830)	(3,233)	18.5%	(10,816)	(9,559)	13.1%
Total operating revenues	$555,243	$493,262	12.6%	$1,661,241	$1,266,368	31.2%

Segment profit (loss):
Local Media	$65,391	$147,794	(55.8)%	$185,971	$242,357	(23.3)%
Scripps Networks	83,327	3,493		282,847	15,615
Other	(2,227)	3,846		513	13,073	(96.1)%
Shared services and corporate	(17,768)	(12,128)	46.5%	(55,827)	(43,705)	27.7%
Acquisition and related integration costs	(251)	(10,928)		(35,582)	(16,059)
Restructuring costs	(1,872)	—		(9,436)	—
Depreciation and amortization of intangible assets	(42,086)	(26,856)		(122,344)	(80,846)
Gains (losses), net on disposal of property and equipment	31,109	2,012		30,954	(728)
Interest expense	(41,013)	(21,387)		(126,905)	(70,184)
Loss on extinguishment of debt	—	—		(13,775)	—
Defined benefit pension plan expense	(264)	(1,261)		(250)	(3,313)
Gains on sale of business	—	—		81,784	—
Losses on stock warrants	—	—		(99,118)	—
Miscellaneous, net	674	1,488		(6,884)	1,050
Income from continuing operations before income taxes	$75,020	$86,073		$111,948	$57,260

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$167,294	$151,488	10.4%	$480,388	$428,759	12.0%
Political	7,087	96,375	(92.6)%	11,591	128,463	(91.0)%
Retransmission and carriage fees	153,466	155,302	(1.2)%	465,486	441,094	5.5%
Other	3,469	3,837	(9.6)%	11,269	13,563	(16.9)%
Total operating revenues	331,316	407,002	(18.6)%	968,734	1,011,879	(4.3)%
Segment costs and expenses:
Employee compensation and benefits	109,557	111,551	(1.8)%	323,846	326,071	(0.7)%
Programming	110,376	99,991	10.4%	330,304	303,514	8.8%
Other expenses	45,992	47,666	(3.5)%	128,613	139,937	(8.1)%
Total costs and expenses	265,925	259,208	2.6%	782,763	769,522	1.7%
Segment profit	$65,391	$147,794	(55.8)%	$185,971	$242,357	(23.3)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$226,550	$72,825		$678,945	$216,232
Segment costs and expenses:
Employee compensation and benefits	26,361	13,699	92.4%	73,160	39,637	84.6%
Programming	76,398	34,485		202,676	100,394
Other expenses	40,464	21,148		120,262	60,586
Total costs and expenses	143,223	69,332		396,098	200,617	97.4%
Segment profit	$83,327	$3,493		$282,847	$15,615

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2021	As of December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$72,208	$576,021
Restricted cash	34,257	1,050,000
Other current assets	553,702	468,164
Total current assets	660,167	2,094,185
Investments	23,287	14,404
Property and equipment	463,989	343,920
Operating lease right-of-use assets	121,514	51,471
Goodwill	2,927,310	1,203,212
Other intangible assets	1,931,800	975,444
Programming	433,116	138,701
Miscellaneous	19,366	38,049
TOTAL ASSETS	$6,580,549	$4,859,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$76,467	$68,139
Unearned revenue	21,856	14,101
Current portion of long-term debt	18,612	10,612
Accrued expenses and other current liabilities	342,892	265,604
Total current liabilities	459,827	358,456
Long-term debt (less current portion)	3,192,506	2,923,359
Other liabilities (less current portion)	1,025,249	414,306
Total equity	1,902,967	1,163,265
TOTAL LIABILITIES AND EQUITY	$6,580,549	$4,859,386

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$58,366	$63,973	$63,082	$39,263
Less income allocated to RSUs	(1,337)	(1,748)	(738)	(921)
Less preferred stock dividends	(12,577)	—	(36,796)	—
Numerator for basic and diluted earnings per share	$44,452	$62,225	$25,548	$38,342
Denominator
Basic weighted-average shares outstanding	82,482	81,522	82,258	81,340
Effect of dilutive securities:
Restricted stock units	797	566	880	279
Common stock warrant	6,852	—	3,764	—
Diluted weighted-average shares outstanding	90,131	82,088	86,902	81,619

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Income from continuing operations, net of tax	$58,366	$63,973	$63,082	$39,263
Provision for income taxes	16,654	22,100	48,866	17,997
Interest expense	41,013	21,387	126,905	70,184
Loss on extinguishment of debt	—	—	13,775	—
Defined benefit pension plan expense	264	1,261	250	3,313
Share-based compensation costs	3,627	2,978	18,328	10,152
Depreciation	14,939	12,568	43,309	38,315
Amortization of intangible assets	27,147	14,288	79,035	42,531
Losses (gains), net on disposal of property and equipment	(31,109)	(2,012)	(30,954)	728
Acquisition and related integration costs	251	10,928	35,582	16,059
Restructuring costs	1,872	—	9,436	—
Gains on sale of business	—	—	(81,784)	—
Losses on stock warrants	—	—	99,118	—
Miscellaneous, net	(674)	(1,488)	6,884	(1,050)
Adjusted EBITDA	132,350	145,983	431,832	237,492
Capital expenditures	(16,146)	(10,638)	(46,197)	(39,117)
Proceeds from FCC Repack	4,008	9,737	18,198	19,164
Preferred stock dividends	(12,000)	—	(33,067)	—
Interest paid	(55,888)	(21,663)	(110,816)	(65,581)
Income taxes paid, net of tax indemnification reimbursements	(3,746)	(310)	(57,961)	(434)
Contributions for defined retirement plans	(12,305)	(25,176)	(24,860)	(30,468)
Free cash flow	$36,273	$97,933	$177,129	$121,056

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition and WPIX television station disposition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. Similarly, WPIX’s historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Effective with the January 7, 2021 close of the ION acquisition, we realigned the Company’s internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment includes the recently acquired ION business as well as eight other national television networks. Our recently sold Triton business and other national businesses that were previously reported in our National Media segment are aggregated with our remaining business activities in the Other segment caption.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION or sale of WPIX had occurred on January 1, 2020. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$167,294	$141,201	18.5%	$480,388	$398,894	20.4%
Political	7,087	96,355	(92.6)%	11,591	127,389	(90.9)%
Retransmission and carriage fees	153,466	151,233	1.5%	465,486	428,041	8.7%
Other	3,469	2,650	30.9%	11,269	9,385	20.1%
Total operating revenues	331,316	391,439	(15.4)%	968,734	963,709	0.5%
Segment costs and expenses:
Employee compensation and benefits	109,557	103,435	5.9%	323,846	301,628	7.4%
Programming	110,376	97,160	13.6%	330,304	294,943	12.0%
Other expenses	45,992	41,773	10.1%	128,613	124,913	3.0%
Total costs and expenses	265,925	242,368	9.7%	782,763	721,484	8.5%
Segment profit	$65,391	$149,071	(56.1)%	$185,971	$242,225	(23.2)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sale of WPIX.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Local Media operating revenues, as reported	$331,316	$407,002	$968,734	$1,011,879
WPIX disposition	—	(15,563)	—	(48,170)
Local Media adjusted combined operating revenues	$331,316	$391,439	$968,734	$963,709

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Local Media segment profit, as reported	$65,391	$147,794	$185,971	$242,357
WPIX disposition	—	1,277	—	(132)
Local Media adjusted combined segment profit	$65,391	$149,071	$185,971	$242,225

Scripps Networks adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$226,550	$192,280	17.8%	$685,667	$607,624	12.8%
Segment costs and expenses:
Employee compensation and benefits	26,361	24,517	7.5%	74,308	74,513	(0.3)%
Programming	76,398	67,473	13.2%	204,711	200,093	2.3%
Other expenses	40,464	36,658	10.4%	120,818	105,960	14.0%
Total costs and expenses	143,223	128,648	11.3%	399,837	380,566	5.1%
Segment profit	$83,327	$63,632	31.0%	$285,830	$227,058	25.9%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Scripps Networks operating revenues, as reported	$226,550	$72,825	$678,945	$216,232
ION acquisition	—	119,455	6,722	391,392
Scripps Networks adjusted combined operating revenues	$226,550	$192,280	$685,667	$607,624

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Scripps Networks segment profit, as reported	$83,327	$3,493	$282,847	$15,615
ION acquisition	—	60,139	2,983	211,443
Scripps Networks adjusted combined segment profit	$83,327	$63,632	$285,830	$227,058